Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS AMENDED AND RESTATED NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”), dated as of November 28, 2022, by and among Flagstar Bancorp, Inc. (the “Company”), a Michigan corporation, and Alessandro DiNello (“Executive”) is effective as of the Closing (as defined below) (the “Effective Date”). For purposes of this Agreement, Executive and the Company shall each be a “Party” and shall collectively be the “Parties”.

WITNESSETH

WHEREAS, Executive is currently subject to certain post-employment non-solicitation and non-competition covenants with respect to certain customers and employees of the Company contained in his Amended and Restated Employment Agreement with the Company, dated May 21, 2019 (the “Employment Agreement”) and previously entered into that certain Non-Competition and Non-Solicitation Agreement with the Company, dated as of April 24, 2021 (the “Prior Agreement”), to be effective from and after the Effective Date;

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 24, 2021, between New York Community Bancorp, Inc. (“Parent”) and the Company (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), and effective as of the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Executive will cease to be employed by the Company and/or the Company Subsidiaries (as defined in the Merger Agreement);

WHEREAS, Executive and the Company entered into the Prior Agreement contemporaneously with the Merger Agreement, to be effective from and after the Closing;

WHEREAS, in connection with the foregoing and subject to the occurrence of the Closing, the Company determined that it was in the best interests of the Company and its stockholders, who will become stockholders of Parent as successor to the Company from and after the Closing, to enter into the Prior Agreement embodying the terms of such non-competition covenant and non-solicitation covenant, subject to the terms and provisions of this Agreement; and

WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement pursuant to this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

Section 1. Covenant Not To Compete and Covenant Not to Solicit.

(a) Covenant Not to Compete. In consideration of the compensation to be paid to Executive under this Agreement, Executive agrees that, for a period of three (3) years following the Closing (the “Restriction Period”), he shall not, directly or indirectly:

(i)

as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Company’s Business, in the same or similar capacity as the Executive worked for the Company, or in such capacity as would cause the actual or threatened use of the Company’s trade secrets and/or confidential information; provided, however, that this Subsection shall not restrict the Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market; or

(ii)

offer to provide employment or work of any kind (whether such employment is with the Executive or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is an employee of the Company or the Parent.

For purposes of the foregoing, “Company’s Business” means, collectively, the products and services provided by the Company and its affiliates (including, as of the Closing, Parent and the Parent Subsidiaries), including, but not limited to, lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, treasury services, (including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products) and other general banking services. The restrictions on the activities of the Executive contained in this Section shall apply throughout the United States.

(b) Covenant Not to Solicit. Notwithstanding any other agreement between the Company or any Company Subsidiary, on the one hand, and Executive, on the other hand, to the contrary, in consideration of the compensation to be paid to Executive under this Agreement, Executive agrees that, during the Restriction Period, he shall not directly or indirectly, individually or jointly:

(i)	solicit in any manner, seek to obtain or service, or accept the business of any Customer for any product or service of the type offered by the Company or competitive with the Company’s Business;

(ii)

solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Company or otherwise competitive with the Company’s Business;

(iii)	request or advise any Customer, Prospective Customer, or supplier of the Company to terminate, reduce, limit, or change its business or relationship with the Company; or

(iv)	induce, request, or attempt to influence any employee of the Company to terminate his employment with the Company.

For purposes of the foregoing, “Customer” means a person or entity who is a customer of a Company at the time of the Closing or with whom the Executive had direct contact on behalf of the Company or its affiliates at any time prior to the Closing, and “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of a Company’s sales or marketing activities during the one year period preceding the Closing.

Section 2. Compensation.

(a) Payment. In addition to any other payments or benefits that Executive may be entitled to as a result of a termination of his employment and in consideration for the covenants set forth in Section 1 hereof, prior to the Closing, the Company will pay Executive a lump sum amount equal to six million dollars ($6,000,000) (the “Restrictive Covenant Payment”), subject to Executive’s execution of the Release concurrently with his execution of this Agreement.

(b) Clawback. In the event of a breach by Executive of any of the covenants and agreements contained in Section 1 prior to the end of the Restriction Period, the Company may, in its sole discretion, require that Executive pay to the Company, within 60 days following the date the Company first provides written notification to Executive that a breach has occurred, an amount equal to the after-tax portion of the Restrictive Covenant Payment received by Executive. Notwithstanding the foregoing, if the Company fails to so notify Executive within 30 days of the Company first becoming aware that a breach may have occurred, Executive shall not be required to repay any portion of the Restrictive Covenant Payment in respect of the event giving rise to the Company’s claim of breach (which shall not prejudice any future claims by the Company under this Agreement due to the occurrence of separate grounds for breach).

Section 3. Enforcement. In the event of a breach by Executive of any of the covenants and agreements contained in Section 1, to which the Company has not consented in writing, the Company shall be entitled to one or more of the following remedies, in addition to any other remedy provided for in this Agreement or as a matter of law, to the extent that such remedies are not by their nature exclusive:

(a) To seek repayment pursuant to Section 2(b) hereof;

(b) To collect through an action at law any damages sustained by the Company in excess of any amounts repaid pursuant to Section 2(b); and

(c) To obtain as appropriate, and without the necessity of showing actual damages: (i) an injunction against the continuation of any such breach by Executive, or (ii) specific performance of any negative covenant of Executive, it being agreed, in each case of clauses (i) and (ii), by Executive and the Company that money damages alone for such defaults by Executive would be inadequate.

Section 4. Reasonableness of Restrictions. Executive acknowledges and recognizes the highly competitive nature of the Company’s business, that access to confidential information renders Executive special and unique within the Company’s industry, and that Executive has had the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company during the course of and as a result of Executive’s employment with the Company. In light of and in consideration for the foregoing, and in consideration of the compensation provided under this Agreement, Executive acknowledges and agrees that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company. Executive further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with Executive’s ability to earn a living following the Effective Date.

Section 5. Resignation. Effective upon the Closing, Executive hereby irrevocably resigns from any and all positions Executive holds as a director or officer of the Company or any of its Subsidiaries (each, a “Company Entity”), as a member of any committee of the board of directors of any Company Entity, and as an employee of any Company Entity without the need for acceptance or further action by any other person (the “Employment Separation”). If the Closing does not occur, including due to a termination of the Merger Agreement, this Section 5 shall be null and void.

Section 6. Separation Benefits. In accordance with Section 5.4 of Executive’s Employment Agreement, upon the occurrence of the Employment Separation, subject to timely execution and effectiveness of the Release (as defined in the Employment Agreement) Executive will be entitled to receive the following payments and benefits:

(a) The Accrued Amounts (as such term is defined in the Employment Agreement) which shall be paid within ten (10) days following the date of the Employment Separation (the “Separation Date”);

(b) Eleven twelfths (11/12ths) of the Annual “AIP” payment, which shall be deemed earned at 150% of the target level and paid prior to the Closing (the “Pro Rata Bonus Payment”), subject to Executive’s execution of the Release concurrently with his execution of this Agreement;

(c) A lump sum amount equal to seven million five hundred thousand dollars ($7,500,000), which shall be paid prior to the Closing (the “Severance Payment”), subject to Executive’s execution of the Release concurrently with his execution of this Agreement;

(d) Reimbursement for the full cost of a health insurance policy covering Executive and his dependents with substantially similar coverage to that provided prior to the Separation Date until the earlier of such time that Executive and his spouse qualify for coverage under Medicare or the date on which Executive becomes eligible for health care coverage from a subsequent employer; and

(e) Full vesting and exercisability of all outstanding equity-based compensation awards, with performance for all performance awards with incomplete performance periods deemed to be achieved at the higher of target performance and actual performance through the Effective Time, as determined by the compensation committee of the Company’s Board of Directors (the “Compensation Committee”) prior to Closing and performance awards with complete performance periods deemed achieved at the actual level of performance as determined by the Compensation Committee, with all such awards to be settled no later than ten (10) days following the Separation Date, provided, that any awards that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be settled at such time without triggering a tax or penalty shall be settled at the earliest time permitted without triggering a tax or penalty under Section 409A of the Code.

Section 7. Recovery Upon Termination of the Merger or Release Noncompliance. Notwithstanding any provision in this Agreement to the contrary, and in addition to any rights that the Company may have pursuant to Section 2(b), Executive understands, acknowledges and agrees that the Company may clawback (recover) the gross amount of the Restrictive Covenant Payment, the Pro Rata Bonus Payment and the Severance Payment (collectively, the “Clawback Amount”) upon the occurrence of any of the following events: (i) the Closing does not occur, including due to a termination of the Merger Agreement; or (ii) Executive does not timely execute and deliver (or revokes) the Release as requested by the Company on or within twenty-one (21) days after the Closing. In the case of a clawback, Executive must return the Clawback Amount to the Company no later than sixty (60) days after the Company delivers written notice to Executive, which notice must be delivered within thirty (30) days after the occurrence of either clawback event as described in clause (i) and clause (ii) above.

Section 8. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement.

Section 9. Notice. Any notice to be given hereunder shall be deemed given when either mailed in the United States mails, postage prepaid, by registered or certified mail with return receipt requested or e-mailed to the applicable Party, in each case, to the addresses of the Parties specified by themselves.

Section 10. Waiver. No action, waiver or forbearance by the Company on any one occasion in pursuing any right or remedy to which it may be entitled under this Agreement shall operate to waive, modify or in any way affect or restrict the rights of the Company on any subsequent occasion, nor shall any action, waiver or forbearance by the Company under or with respect to any similar or dissimilar agreement with any past, present or future employee of the Company in any way modify, affect or restrict the rights of the Company under this Agreement.

Section 11. Entire Agreement; Blue Pencil. This is the entire agreement between the Parties relating to the subject matter of this Agreement and all prior discussions relating to it are merged herein. This Agreement supersedes all prior agreements and oral understandings between the Parties. No covenant or agreement contained herein shall be altered, modified or waived, except, in each instance, by an instrument in writing properly executed by the Party to be charged by such alteration, modification or waiver. If any term, clause or provision of this Agreement shall be judged by a court of competent jurisdiction to be invalid, the validity of any other term, clause or provision of this Agreement shall not be affected thereby. If any term, clause or provision in Section 1 shall be judged by a court of competent jurisdiction to exceed the scope of non-competition agreements permissible under applicable law, then such term, clause or provision shall be reformed to coincide with the maximum limitations permitted.

Section 12. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (excluding any that mandate the use of another jurisdiction’s laws). Each Party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

Section 13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 14. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. It is expressly understood and agreed that the benefits of this Agreement shall inure to any third party which shall succeed to the business of the Company, whether by way of consolidation, merger or otherwise, or to which all or substantially all of the assets of the Company (including its rights under this Agreement) shall be transferred or assigned, including, without limitation, pursuant to the Merger Agreement. It is also expressly understood and agreed that this Agreement is personal to Executive and cannot be assigned by Executive to any third party without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Company, its Affiliates and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) Any payment otherwise required to be made hereunder to Executive at any date shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to the Company, if any, under Section 409A of the Code).

Section 16. Review by Counsel. Executive affirms that, before the execution and delivery of this Agreement, Executive has read and understood this Agreement and its legal affects and has reviewed them with counsel of his choice.

Section 17. Conditional Upon Closing of Transaction. The effectiveness of this Agreement shall be conditioned upon the Closing. In the event that the Merger Agreement terminates prior to Closing, this Agreement shall be void ab initio.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first set forth above.

FLAGSTAR BANCORP, INC.

By:	/s/ Christina M. Reid
Its:	Secretary

EXECUTIVE

By:	/s/ Alessandro DiNello
Alessandro DiNello

[Signature Page to Amended and Restated Non-Competition and Non-Solicitation Agreement]